EMPLOYMENT AGREEMENT
This Employment Agreement is between Evolus, Inc., a Delaware corporation (the “Company”), and Tomoko Yamagishi-Dressler, an individual (“Employee”). This Agreement is entered into effective as of August 21, 2023 (the “Effective Date”).
1.POSITION AND RESPONSIBILITIES
a.Position. Employee shall be employed by the Company to render services to the Company in the position of Chief Marketing Officer of the Company on the terms set forth in this Employment Agreement (the period of time Employee is employed with the Company on and after the Effective Date is referred to as the “Period of Employment”). During the Period of Employment, Employee shall report directly to the Company’s President and Chief Executive Officer (the “CEO”) and Employee shall use Employee’s good faith efforts to perform Employee’s duties and responsibilities to the Company and such additional responsibilities (consistent with Employee’s position with the Company) as the CEO now or hereafter assigns to Employee. The principal place of Employee’s employment during the Period of Employment shall be the Company’s executive offices (currently located in Orange County, California) (“Company Offices”).
b.Other Activities. During the Period of Employment, Employee shall (i) devote substantially all of Employee’s business time and energy to the performance of Employee’s duties for the Company and (ii) hold no other employment. Employee’s service on the boards of directors (or similar body) of other business entities is subject to the prior written approval of the CEO, provided, however, the Company acknowledges and approves of Employee’s service on the Advisory Board of the Harvard Business School Women’s Student Association. The Company shall have the right to require Employee to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which Employee may then serve if the CEO reasonably determines that Employee’s service on such board or body interferes with the effective discharge of Employee’s duties and responsibilities to the Company or that any business related to such service is then in direct or indirect competition with any business of the Company or any of its affiliates, successors or assigns.
c.No Breach of Contract. Employee hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by Employee and the Company and the performance by Employee of Employee’s duties and responsibilities to the Company do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Employee is a party or otherwise bound or any judgment, order or decree to which Employee is subject; (ii) Employee is not bound by any employment, consulting, non-compete, non-solicitation, confidentiality, trade secret or similar agreement (other than this Employment Agreement) with any other person (other than ongoing, customary confidentiality obligations as to confidential information obtained from prior employers in the course of Employee’s prior employment with them); (iii) to the extent Employee has any confidential or similar information that Employee is not free to disclose to the Company, Employee will not disclose or bring on to the Company’s premises, computer networks, communications or systems, computers or any other devices or accounts, any such information to the extent such disclosure or transmission would violate applicable law or any other agreement or policy to which Employee is a party or by which Employee is otherwise bound; and (iv) Employee understands the Company will rely upon the accuracy and truth of the representations and warranties of Employee set forth herein and Employee consents to such reliance.

2.COMPENSATION AND BENEFITS
a.Base Salary. The Company shall pay Employee a salary during the Period of Employment at the rate of Four Hundred and Fifteen Thousand dollars ($415,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practices as in effect from time to time. Employee’s Base Salary shall be reviewed from time to time (not less frequently than annually commencing in 2024) in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased, but not decreased, in the sole discretion of the Company’s board of directors or a committee thereof (the “Board”).
b.Sign-On Bonus. Employee will be eligible to receive a sign-on bonus of Thirty-Five Thousand Dollars ($35,000) (the “Sign-On Bonus”) on the terms and conditions set forth in this Section 2(b). The Sign-On Bonus will be paid within 60 days of Employee’s start date, provided Employee is employed with the Company at the time of such payment. If Employee satisfies the foregoing conditions and Employee remains employed by the Company for one year after Employee’s first day of employment by the Company, then 50% of the Sign-On Bonus will be considered earned and vested. If Employee satisfies the foregoing conditions and Employee remains employed by the Company for two years after Employee’s first day of employment by the Company, then 100% of the Sign-On Bonus will be considered earned and vested. If Employee ceases to be employed by the Company for any reason before the second anniversary of Employee’s first day of employment with the Company (other than a termination described in Section 5(c) below), Employee agrees to pay to the Company (not later than sixty (60) days after the last day of Employment with the Company) any portion of the Sign-On Bonus that is not earned and vested (as set forth above) as of such last day of Employee’s employment with the Company.
c.Relocation and Housing Benefits. Employee agrees to relocate within a year to a residence that is proximate to the Company Offices. The Company agrees to pay or reimburse Employee for the reasonable costs of such relocation, up to $150,000 (net of any withholding taxes and grossed-up such that Employee realizes up to $150,000 of benefits after such taxes) and subject to the terms and conditions of a Relocation Agreement to be entered into between Employee and the Company (the “Relocation Agreement”). Such Relocation Agreement will also provide a corporate housing allowance for Employee, such housing allowance and any tax gross-up to be excluded when counting relocation costs against the $150,000 maximum, and such housing allowance to commence on the first day of the Period of Employment and end on the first to occur of the last day of the Period of Employment, six months after the first day of the Period of Employment, or when Employee relocates to a permanent residence that is proximate to the Company Offices. The Relocation Agreement will include a provision that, (i) should Employee fail to promptly relocate to a residence that is proximate to the Company Offices within one year after the first day of the Period of Employment, or (ii) should the Employee’s employment with the Company terminate within two years after the first day of the Period of Employment for any reason other than a termination described in Section 5(c) below, Employee will promptly repay to the Company the Company’s costs incurred in providing such relocation benefits and housing allowance to Employee. Employee agrees to reasonably cooperate with the Company in finalizing and entering into the Relocation Agreement and in connection with the Company’s provision of the relocation and housing benefits, and with any third party provider retained by the Company to provide any such benefits.
d.Annual Bonus. During the Period of Employment, Employee shall be eligible to participate in the Company’s annual discretionary incentive plan, under which Employee shall be eligible to receive an annual incentive bonus, as determined by the Board in its reasonable discretion (the “Annual Bonus”), with a target annual bonus opportunity equal to forty-five percent (45%) of the Base Salary (with an agreed proration of 75% for the year 2023) based on and subject to 100% achievement of key performance indicators for Employee and the Company as determined by the Board. The terms of any written Annual Bonus plan developed by the Board shall govern any Annual Bonus that may be paid. Any Annual Bonus shall be paid in all events within two and one-half months after the end of the year in which such Annual Bonus becomes earned, provided that no Annual Bonus shall be considered earned or payable unless, subject to Section 5(c), Employee has remained continuously employed through the payment date of the Annual Bonus.
e.Equity. From time to time the Board may grant long-term incentive awards (in the form of stock options, restricted stock units, performance stock units or other form of equity-based or other long-term incentive compensation) to Employee.
In connection with Employee’s commencement of employment with the Company, the Company will grant Employee (i) an option (the “Option”) and Restricted Stock Units (“RSUs”). The Option will be to purchase a number of shares of Company Common Stock equal to $600,000 divided by the Black-Scholes value of such an option (as determined by the Company using its regular stock option valuation methodology and assumptions, and subject to any value floor established by the Board for Company equity awards in that year generally) as of the first day of Employee’s employment with the Company. The number of shares of Company Common Stock issued pursuant to your RSUs shall be equal to $600,000 divided by the 30-day average price of shares of the Company’s Common Stock (as determined by the Company using its regular restricted stock unit methodology and assumptions, and subject to any value floor established by the Board for Company equity awards in that year generally). The number of shares subject to each of the Option and the RSUs will be subject to customary adjustments for stock splits, reverse splits, stock dividends and similar events after the date of grant. The per share exercise price of the Option will equal the Nasdaq closing price (in regular trading) of a share of Company Common Stock on the date of grant of the Option (or as of the last Nasdaq trading day preceding the date of grant of the Option if such date of grant is not a Nasdaq trading day). The Option will have a maximum term of ten (10) years, subject to earlier termination as provided in the applicable option award agreement.
The Option and RSUs will each be granted on or promptly after Employee’s first day of employment with the Company in accordance with the Company’s standard practice, and such award will be scheduled to vest in equal annual installments over four years commencing with the date of grant of the award, subject in each case to Employee’s continuing employment with the Company through the applicable date of grant of the award (as to the grant of the award) or applicable vesting date (as to the vesting of the award). The Option and the RSUs will each be granted under an inducement equity incentive award and will be subject to such further terms and conditions as set forth in a written option award agreement and restricted stock unit agreement, to be entered into by the Company and Employee to evidence the awards. The inducement equity incentive awards will be on terms consistent with the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”) except that the terms of the award will limit eligibility to new hire awards designed to qualify for the Nasdaq shareholder approval exception for inducement grants, and the form of option award agreement or restricted stock unit award used for option under the inducement grant will be consistent with the Company’s standard form of option award agreement and restricted stock unit award agreement used to grant employee such equity awards under the 2017 Plan. Please note that future equity awards, if any, will be subject to Board approval, and Employee will not be considered for an additional equity award before January 2024.
f.Benefits. During the Period of Employment, Employee shall be eligible to participate in the benefits made generally available by the Company to its other senior executives, in accordance with and subject to the terms and conditions of the applicable benefit plans as they may be amended from time to time in the Company’s sole discretion.
g.Vacation. Employee’s vacation and other paid time off shall be governed by the Company’s usual policies applicable to senior management employees, as they may be amended from time to time in the Company’s sole discretion.
h.Expenses. The Company shall reimburse Employee for reasonable business expenses incurred, and for any other approved expenses incurred, in the performance of Employee’s duties hereunder in accordance with and subject to the Company’s customary expense reimbursement guidelines, as they may be amended from time to time in the Company’s sole discretion.
i.Employment Policy. As an employee of the Company, Employee shall be subject to and abide by the Company’s policies, procedures, practices, rules and regulations as adopted or as amended from time to time in the Company’s sole discretion.
j.Indemnification. On or promptly after the date hereof and to the extent Employee is not already a party to such an agreement with the Company, the Company shall offer Employee the opportunity to enter into an Indemnification Agreement with the Company, on the form of Indemnification Agreement offered by the Company to its directors and other senior executives. In addition, Employee shall be covered under a directors’ and officers’ liability insurance policy paid for by the Company both during and after (while there remains any potential liability to Employee) the termination of Employee’s employment to the extent that the Company maintains such a liability insurance policy at the applicable time for its active officers and directors and with the terms of such coverage to be consistent with the terms then in place as to the Company’s other senior executives or former senior executives, as the case may be.
3.AT-WILL EMPLOYMENT; TERMINATION BY COMPANY
a.Termination for Cause. Employee’s employment under this Agreement have no specific term. The Company may terminate Employee’s employment with the Company at will at any time upon written notice, with or without Cause or advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. For purposes of this Agreement, “Cause” shall mean any of the following: (a) the commission of any act of willful dishonesty by Employee in connection with the Company’s business or any act of fraud or embezzlement by Employee; (b) a breach of the Company’s Employee Proprietary Information and Invention Agreement or a breach in any material respect by the Executive of any other contract the Employee is a party to with the Company; (c) the refusal or omission by Employee to perform any lawful duties properly required Employee, provided that any such failure or refusal has been communicated to Employee in writing and Employee has been provided a reasonable opportunity to correct it, if correction is possible; (d) any act or omission by Employee involving malfeasance or gross negligence in the performance of Employee’s duties to, or material deviation from any of the policies or directives of, the Company, provided, however, that in the case of deviations from policies or directives if a cure is not reasonably possible in the circumstances, (i) the Company must give Employee notice of such deviations within thirty (30) days of the Board becoming aware of such an occurrence, (ii) Employee must be given thirty (30) days to cure or correct the deviation, if curable, and (iii) Employee may only be terminated for Cause if the deviation remains uncured after thirty (30) days, if curable, following written notice and upon the approval of the Board; (e) conduct on the part of Employee which constitutes the breach of any statutory or common law duty of loyalty to the Company; or (f) any illegal act by Employee which the

Board determines adversely affects the business of the Company, or any felony committed by Employee.
b.Termination upon Death or Disability. Employee’s employment under this Agreement shall terminate automatically upon Employee’s death or in the event that the Board determines in good faith that the Employee has a Disability. As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Employee unable to perform the essential functions of their employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than ninety (90) days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply. The Employee agrees to reasonably cooperate with the Board in making any such determination as to the existence of a Disability.
4.TERMINATION BY EMPLOYEE
Employee may terminate employment with the Company at any time upon written notice for any reason or no reason at all, with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following which is not corrected by the Company within thirty (30) days after the Company has received written notice from Employee referring to this Section 4 and specifying the circumstances purportedly constituting Good Reason and the correction sought (such notice to be given within thirty (30) days after the occurrence of such circumstance): (a) a material diminution in Employee’s title, duties, authorities, or responsibilities; (b) a material reduction in Employee’s Base Salary or target level of Annual Bonus; or (c) a material breach by the Company of any provision of this Agreement or any other agreement between the Company and Employee. Notwithstanding the foregoing, a termination of Employee’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than ninety (90) days following the initial existence of the condition claimed to constitute good reason.
5.TERMINATION OBLIGATIONS
a.Termination of Employment. Employee’s right to compensation and benefits under this Agreement, if any, upon termination of employment shall be determined in accordance with this Section 5.
b.All Terminations of Employment. Upon any termination of employment, Employee shall be entitled to prompt and full payment of all earned but unpaid Base Salary and accrued but unused vacation (collectively, the “Accrued Benefits”). Except as provided in Section 5(c), Employee’s rights following a termination of employment with respect to any benefits, incentives or awards provided to Employee pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Company, whether tax-qualified or not (but excluding any severance plan, program or arrangement), which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein. Employee’s rights following a termination of employment with respect to any stock option, restricted stock unit, performance stock unit or other equity-based award that may be granted to Employee by the Company shall be governed by the applicable award agreement except as otherwise expressly provided in Section 5(c). Company acknowledges that any rights Employee may have to indemnification for actions taken as an officer or director under Company’s charter, other arrangements and its insurance policies shall not be forfeited or terminated upon a termination of Employee’s employment.

c.Termination of Employment by Company without Cause or by Employee for Good Reason. If the Company terminates Employee’s employment under this Agreement for any reason other than Cause (other than due to the Employee’s death or Disability), or Employee terminates Employee’s employment under this Agreement for Good Reason, and Employee satisfies the release requirements of Section 5(e) (a “Qualified Termination”), then in addition to the Accrued Benefits, Employee shall be entitled to:
(i) a gross amount equal to (a) in the case of a Qualified Termination that occurs within three (3) months prior to, upon, or within twelve (12) months after a Change in Control (as such term is defined in the 2017 Plan), eighteen (18) months of Employee’s Base Salary (as in effect immediately prior to such termination of employment), or (b) in the case of any other Qualified Termination, twelve (12) months of Employee’s Base Salary (at the rate in effect immediately prior to the Severance Date), in each case payable in a lump sum on (or within ten (10) days after) the sixtieth (60th) day following the Employee’s last day of employment with the Company (the “Severance Date”) (provided that in the event of a Qualified Termination that occurs prior to a Change in Control and as to which the provisions of clause (a) above apply, the provisions of clause (a) above shall control but the payment to be made pursuant to clause (a) shall be made on the later of the date otherwise provided in clause (a) or the date of the Change in Control and such payment shall be reduced by any payments made, prior to the date of such payment pursuant to clause (a), pursuant to clause (b));
(ii) (a) in the case of a Qualified Termination that occurs within three (3) months prior to, upon, or within twelve (12) months after a Change in Control, one times Employee’s target Annual Bonus amount (at the rate in effect immediately prior to the Severance Date), payable in a lump sum on (or within ten (10) days after) the sixtieth (60th) day following the Severance Date, or (b) in the case of any other Qualified Termination, Employee shall be entitled to the Annual Bonus (if any) that Employee would have earned for the calendar year in which the Severance Date occurs (based on actual performance for such year), pro-rated based on the number of full months Employee was employed by the Company in that calendar year, payable at the time the Company normally pays Annual Bonuses after the close of the calendar year in which the Severance Date occurs (and in all events not later than two and one-half (2 ½) months after the end of such year) (provided that in the event of a Qualified Termination that occurs prior to a Change in Control and as to which the provisions of clause (a) above apply, the provisions of clause (a) above shall control but the payment to be made pursuant to clause (a) shall be made on the later of the date otherwise provided in clause (a) or the date of the Change in Control and such payment shall be reduced by any payments made, prior to the date of such payment pursuant to clause (a), pursuant to clause (b));
(iii) payment (at the time such Annual Bonus would otherwise be paid) of the Annual Bonus (if any) that Employee earned for the calendar year preceding the year in which the Severance Date occurs, to the extent not previously paid and disregarding the usual requirement to be employed on the bonus payment date;
(iv) a lump sum payment of Fifteen Thousand Dollars ($15,000) as outplacement assistance, payable on (or within ten (10) days after) the sixtieth (60th) day following the Severance Date;
(v) a lump sum payment, payable on (or within ten (10) days after) the sixtieth (60th) day following the Severance Date, of the amount Employee would be expected to pay in order to continue medical coverage pursuant to the Consolidated Omnibus Budget

Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Employee (and, if applicable, Employee’s eligible dependents) as in effect immediately prior to the Severance Date, for twelve (12) months following the Severance Date (or, if clause (i)(a) above applies, eighteen (18) months following the Severance Date) as calculated by the Company in good faith (provided that in the event of a Qualified Termination that occurs prior to a Change in Control, any additional amount due to Employee pursuant to this clause (iv) as a result of such Change in Control shall be paid on the date of the Change in Control); and
(vi) in the case of a Qualified Termination that occurs within three (3) months prior to, upon or in connection with or within twelve (12) months after Change in Control, as to each stock option, restricted stock unit and other equity-based award granted by the Company to Employee that is outstanding immediately prior to the Severance Date, Employee shall fully vest in any time and service-based vesting conditions applicable to the award, with any performance-based vesting requirements to be treated as provided for in the applicable award agreement.
Notwithstanding the foregoing provisions of this Section 5(c), if Employee breaches their obligations under the Company’s Employee Proprietary Information and Invention Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Employee will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the severance benefits provided herein or to any continued Company-paid or reimbursed coverage pursuant to Section 5(c)(i); provided that, if the Employee provides the release contemplated by Section 5(e), in no event shall the Employee be entitled to benefits pursuant to this Section 5(c) of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Employee’s release contemplated by Section 5(e).
d.Other Terminations. Upon termination of Employee’s employment by Company for Cause, due to the Employee’s death or Disability, or by Employee for any reason other than Good Reason, Employee shall be entitled only to the compensation and benefits provided in Section 5(b) and no severance compensation and benefits.
e.Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement upon a termination of employment (including the benefits provided for in Section 5(c)) beyond the Accrued Benefits shall only be payable if, and are subject to the condition precedent that, Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in the form acceptable to the Company, provided such release does not purport to: (i) revoke any of the rights provided pursuant to Section 5 of this Agreement or rights to continued indemnification for actions taken as an officer or director prior to the termination of employment; or (ii) impose upon Employee any new or additional restrictive covenants (such as new confidentiality, non-competition or non-solicitation obligations) that do not otherwise survive the termination of Employee’s employment. Such release must be executed by Employee on or after the Severance Date and delivered by Employee to the Company so that it is received by the Company no later than forty-five (45) days following the Severance Date (or such longer period to the extent required by law), and Employee must not revoke such release (or any portion thereof).
f.Resignation and Cooperation. Upon any termination of employment, Employee agrees to resign, and hereby does resign, from all offices and directorships Employee then holds with the Company, including any such positions with its subsidiaries. Following a termination of employment, Employee shall cooperate reasonably in the orderly transfer of Employee’s duties to other employees. Employee shall also reasonably (after taking into account Employee’s post-

termination responsibilities and obligations) cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Employee is required to spend greater than eight (8) hours on such matters, the Company shall compensate Employee at an hourly rate based on the Employee’s Base Salary on the date of termination.
g.Continuing Obligations. Employee understands and agrees that Employee’s obligations under Sections 5, 6, and 7 herein (including the exhibits and schedules described therein) shall survive a termination of Employee’s employment and any termination of this Agreement.
h.Administrative Leave. In the event that the Company provides the Employee notice of termination without Cause pursuant to Section 3(a) or the Employee provides the Company notice of termination pursuant to Section 4, the Company will have the option to place the Employee on paid administrative leave during the notice period.
6.INVENTIONS AND PROPRIETARY INFORMATION
Employee agrees to sign and be bound by the terms of the Company’s standard employee proprietary information and invention assignment agreement.
7.ARBITRATION
Employee agrees to sign and be bound by the terms of the Company’s standard employee Arbitration Agreement.
8.ATTORNEYS’ FEES AND COSTS
In any dispute arising from or relating to this Agreement or Employee’s hiring, employment, compensation, benefits, or termination, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.
9.AMENDMENTS; WAIVERS; REMEDIES
This Agreement may not be amended or waived except by a writing signed by Employee and by a duty authorized officer of the Company other than Employee. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.
10.ASSIGNMENT; BINDING EFFECT
a.Assignment. The performance of Employee is personal hereunder, and Employee agrees that Employee shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.
b.Binding Effect. Subject to the foregoing restriction on assignment by Employee, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates,

officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Employee.
11.NOTICES
All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five (5) business days following dispatch by overnight delivery service or the United States Mail. Employee shall be obligated to notify the Company in writing of any change in Employee’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.
Company’s Notice Address:
Evolus, Inc.
520 Newport Center Dr., Suite 1200
Newport Beach, California 92660
Attention: Legal

Employee’s Notice: to Employee at Employee’s address on file in the Company’s payroll records

12.SEVERABILITY
If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.
13.TAX MATTERS
a.Withholding. Any and all amounts payable under this Agreement or otherwise shall be subject to, and the Company may withhold from such amounts, any federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
b.Section 409A Compliance.
(i)The intent of the parties hereto is that payments and benefits under this Agreement be exempt from (to the extent possible) Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, as amended (collectively, the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Section 409A.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (B) any right to reimbursement or in- kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be at the sole discretion of the Board.
(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(vi)Notwithstanding any other provision of this Agreement, to the extent required to avoid the imposition of tax, penalties or interest under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided under this Agreement during the six- (6)-month period immediately following a termination of employment shall instead be paid on the first payroll date after the six (6)-month anniversary of the termination of employment (or Employee’s death, if earlier).
c.Section 280G.
(i)Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Employee under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless Employee shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Benefits by first reducing or eliminating amounts which are payable from any cash severance, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.
(ii)A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company and acceptable to Employee (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Employee within ten (10) business days of the date of termination of Employee’s employment, if applicable, or such other time as reasonably requested by the Company or Employee.
14.GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of California.
15.INTERPRETATION
This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.
16.OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT
Each party agrees that any and all of such party’s obligations under this Agreement, including any agreement contemplated hereby, shall survive a termination of employment.
17.COUNTERPARTS
This Agreement may be executed in any number of counterparts, and the signature pages may be transmitted by pdf or electronic means, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.
18.AUTHORITY
Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.
19.ENTIRE AGREEMENT

This Agreement is intended to be the final, complete and exclusive statement of the terms of Employee’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the agreements referenced in Sections 6 and 7 above). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Employee’s duties, position or compensation shall not affect the validity or scope of this Agreement.
20.EMPLOYEE ACKNOWLEDGEMENT
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EMPLOYEE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EMPLOYEE IS FULLY AWARE OF ITS LEGAL EFFECT AND THAT EMPLOYEE HAS ENTERED INTO IT FREELY BASED ON EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.
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By signing below, each of the parties hereto acknowledges and agrees to all of the terms of this Employment Agreement, effective as of the Effective Date.
Tomoko Yamagishi-Dressler (“Employee”)
Sign name: /s/ Tomoko Yamagishi-Dressler
EVOLUS, INC., a Delaware Corporation (the “Company”)
Sign name: _/s/ David Moatazedi__________
Print name: David Moatazedi_____________
Title: President and Chief Executive Officer_